Exhibit 99.2

JOHN COX NOTE TO ALL BIOVERATIV EMPLOYEES

To: Employees and non-employees

Subject: Bioverativ enters acquisition agreement with Sanofi

Dear Colleagues,

We just announced that Bioverativ has agreed to be acquired by Sanofi for $105 per share in cash. This values Bioverativ at approximately $11.6 billion, which is a 64% increase to our closing price on Friday and a $7 billion increase in value since we launched last February.

As you know, our focus has been on building a great rare blood diseases company, and we have rapidly made strides toward that vision. While we haven’t been looking to sell the company, we are a public company, and our strong performance attracted attention. Our Board of Directors thoroughly evaluated this transaction and determined it is the right path forward. And because all Bioverativ employees are shareholders, you will also benefit from the tremendous value that you helped create. Moreover, Sanofi recognizes your expertise in hematology and the importance of continuing to move our programs forward.

The significant premium Sanofi offered on our stock price reflects the value they see in you, our leading extended half-life therapies, and our novel pipeline programs. It’s a testament to everything we accomplished for people with rare blood disorders and the hard work that you have done to grow our company. We should be proud of what we achieved, and Sanofi intends to continue to build on that.

Sanofi sees this acquisition as an opportunity to create a platform for expansion in hemophilia and other rare blood disorders. They recently acquired the global development and commercialization rights to fitusiran, an investigational RNA interference therapeutic for hemophilia A and B, and our hematology products, pipeline, and expertise will be a great addition to their growing focus in this area. Sanofi brings proven capabilities and a global infrastructure, which we believe will help to more rapidly expand access to our medicines globally and further our mission of transforming the lives of patients with rare blood disorders. Importantly, they have also committed to supporting our humanitarian aid program for people with hemophilia in the developing world.

I look forward to introducing you to Olivier Brandicourt, CEO of Sanofi, at an all-hands meeting today at 11:30 a.m. I’m sure you have questions about today’s news and hope you will join us to learn more about Sanofi and its vision for Bioverativ. An invitation for the meeting and webcast link will be sent shortly.

We expect the transaction to close within three months. Until then, Bioverativ and Sanofi will operate as two separate and independent companies, and we will continue business as usual. Olivier has asked me to continue until October 1 to ensure our business keeps its strong momentum, and I look forward to doing so.

I know news like this can create distractions, but our mission continues. Thank you in advance for remaining focused on the business and the patients who are counting on us. We appreciate all of the work you have already done to make Bioverativ a successful company and for your continued contributions going forward.

Attached, please find a personal message from Olivier.

Best,

John

Additional Information

The tender offer to which this document relates has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities by Bioverativ. An offer to purchase shares of Bioverativ’s common stock will only be made pursuant to an Offer to Purchase and related tender offer materials that Sanofi intends to file with the U.S. Securities and Exchange Commission (“SEC”). At the time the tender offer is commenced, Blink Acquisition Corp. and Sanofi will file a Tender Offer Statement on Schedule TO and thereafter Bioverativ will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. The tender offer materials (including the Offer to Purchase, a related Letter of Transmittal and other tender offer documents) and the Solicitation/Recommendation statement on Schedule 14d-9 will contain important information. Bioverativ’s stockholders are urged to read these documents (including the Offer to Purchase and related Letter of Transmittal and certain other documents), and the Solicitation/Recommendation Statement, as may be amended from time to time, carefully when they become available because they will contain important information that they should consider before making any decision regarding tendering their shares of Bioverativ’s common stock. In addition to the Solicitation/Recommendation Statement, Bioverativ files annual, quarterly and current reports, proxy statements and other information with the SEC. Sanofi also files annual and other reports with the SEC. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the SEC by Bioverativ at www.bioverativ.com.

Cautionary Statement Regarding Forward-Looking Statements

This document contains forward-looking statements. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. By their nature, forward-looking statements involve risks and uncertainty because they relate to events and depend on circumstances that will occur in the future, and there are many factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements. Forward-looking statements include, among other things, statements about the potential benefits of the proposed transaction and similar transactions; the prospective performance and outlook of Bioverativ’s business, performance and opportunities; the ability of the parties to complete the proposed transaction and the expected timing of completion of the proposed transaction; as well as any assumptions underlying any of the foregoing. The following are some of the factors that could cause actual future results to differ materially from those expressed in any forward-looking statements: (i) uncertainties as to the timing of the tender offer and the merger; (ii) the risk that the proposed transaction may not be completed in a timely manner or at all; (iii) uncertainties as to the percentage of Bioverativ’s stockholders tendering their shares in the tender offer; (iv) the possibility that competing offers or acquisition proposals for Bioverativ will be made; (v) the possibility that any or all of the various conditions to the consummation of the tender offer or the merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including in circumstances that would require Bioverativ to pay a termination fee or other expenses; (vii) the effect of this announcement or pendency of the proposed transaction on Bioverativ’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, its business generally or its stock price; (viii) risks related to diverting management’s attention from Bioverativ’s ongoing business operations; (ix) the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; and (x) other factors as set forth from time to time in Bioverativ’s filings with the SEC, including its Form 10-K for the fiscal year ended December 31, 2016 and any subsequent quarterly reports on Form 10-Qs, current reports on Form 8-K, as well as the Tender Offer Statement on Schedule TO and other tender offer documents filed by Blink Acquisition Corp. and Sanofi. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are based on information currently available to Bioverativ, and Bioverativ expressly disclaims any intent or obligation to update, supplement or revise publicly these forward-looking statements except as required by law.

Paris, January 22nd, 2018

Dear Bioverativ Employees,

Today, Bioverativ and Sanofi announced an agreement that will bring Bioverativ into the Sanofi family. As the Chief Executive Officer of Sanofi, I’d like to introduce myself and share with you why we feel so strongly that Sanofi and Bioverativ are better together.

First and foremost, we are excited to bring the entrepreneurial spirit and steadfast patient commitment of Bioverativ employees to Sanofi. We share a passion for patient care and, together, we will continue to bring innovative, impactful medicines to patients. Sanofi is committed to supporting Bioverativ’s humanitarian aid program in hemophilia, which we know has made a life-changing impact for people with hemophilia in developing countries.

I want to express how we at Sanofi admire Bioverativ’s leadership in the growing hemophilia market. From your history as part of Biogen when you launched ELOCTATE® and ALPROLIX®, to the successful spin-off last year, followed by strong growth and a significant acquisition, Bioverativ has accomplished a lot in a short period of time. Together, we look forward to continuing your track record of success and creating a platform for expansion in hemophilia and other rare blood disorders.

Sanofi is a global, diversified healthcare company made up of approximately 100,000 people across all continents. We are pleased to welcome you to join us in transforming healthcare.

In joining us, you will become part of an organization that shares a strong focus on patients and innovative rare disease drug discovery and development. We have complementary strengths and look forward to learning from each other for the advancement of medicine worldwide. In particular, Sanofi’s global commercial presence and established footprint in key Emerging Markets can be used to help Bioverativ fully capitalize on growth opportunities for current and future products. We also look forward to applying Sanofi’s specialty care expertise and ability to rapidly design and execute multiple clinical programs to help bring Bioverativ’s pipeline to patients in need faster.

Today marks the first step in this process. Until the deal is completed, which is expected to occur within three months, subject to conditions, such as antitrust clearance and other customary requirements, Bioverativ will continue to operate as a separate company. You have created a culture that cares about patients and science and you have delivered impressive results. Maintaining this momentum is critical as we move into this next chapter together. Upon closing, I will personally oversee Bioverativ to ensure the smoothest possible transition for the teams.

Together, we will strengthen our commitment to delivering treatments for people living with hemophilia and other rare blood disorders around the world while continuing to push the boundaries of medicine and technology to develop new and better therapies where none currently exist.

I look forward to visiting the Bioverativ offices today to meet with you, listen to your questions and speak more about the opportunities ahead.

I look forward to our future and all we can achieve together.

My Best Regards,

/s/ Olivier Brandicourt
Olivier Brandicourt
CEO

2

Additional Information and Where to Find It

The tender offer for the outstanding shares of Bioverativ common stock (“Bioverativ”) referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Bioverativ, nor is it a substitute for the tender offer materials that Sanofi and its acquisition subsidiary will file with the U.S. Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer. At the time the tender offer is commenced, Sanofi and its acquisition subsidiary will file tender offer materials on Schedule TO, and Bioverativ will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. The tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other tender offer documents) and the Solicitation/Recommendation Statement will contain important information. HOLDERS OF SHARES OF BIOVERATIV ARE URGED TO READ THESE DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT BIOVERATIV STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of BIOVERATIV at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s web site at www.sec.gov. Additional copies may be obtained for free by contacting Sanofi at ir@sanofi.com or on Sanofi’s website at https://en.sanofi.com/investors.

3